Exhibit 99.1


            UNITED STATES STEEL EXPECTS HIGHER THIRD QUARTER EARNINGS

     PITTSBURGH, Sept. 24, 2002 - United States Steel Corporation (NYSE:X)

announced today that it expects third quarter net income to be near the top of the analysts' range of $0.43 to $0.75 per share and considerably higher than the

First Call consensus of $0.53 per share.

     Continued strong shipments, operating efficiencies and improved prices for both the domestic and Slovakian operations are leading to solid financial results.  Flat-rolled segment shipments are expected to be about even with second quarter shipment levels, and previously announced sheet price increases

have resulted in increased realized prices.   The Tubular segment continues to

control costs at low operating levels and shipments are expected to be in line with second quarter shipment levels.  U. S. Steel Kosice is expected to show improved third quarter results versus the second quarter with shipments in line with second quarter levels and increased realized prices.

                                      -o0o-

This release contains forward-looking statements with respect to market conditions, costs, shipments and prices. Some factors, among others, that could affect market conditions, costs, shipments and prices include import levels, future product demand, prices and mix, global and company steel production, plant operating performance, domestic natural gas prices and usage, the resumption of operation of steel facilities sold under the bankruptcy laws, and U.S. and European economic performance and political developments. Steel shipments and prices can be affected by imports and actions of the U.S. Government and its agencies. Factors that may affect USSK results are similar to domestic factors, including excess world supply, plus foreign currency fluctuations, matters peculiar to international marketing such as tariffs, and completion of facility projects at USSK. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2001, and in subsequent filings for U. S. Steel.